Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-90786 and 33-8111) and in the Registration Statements on Form S-8 (Nos. 333-97417, 333-84352, 333-84346, 333-62806, 333-62808, 333-29993, 333-123759, 33-65187, 33-65185, 33-65183, 33-65181, 33-31530, 33-17963, 2-79437 and 2-47905) of The Goodyear Tire & Rubber Company of our report dated March 16, 2005 except for Notes 18 and 24, as to which the date is June 20, 2005, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s current report on Form 8-K dated June 20, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, Ohio
June 20, 2005